Exhibit 99.1

Enviva Partners, LP Reports Financial Results for First Quarter 2015

BETHESDA, MD, June 4, 2015 — Enviva Partners, LP (NYSE: EVA) (the “Partnership”) today reported financial and operating results for the first quarter of 2015.  The Partnership closed its initial public offering (the “IPO”) on May 4, 2015.  Included in this earnings release are the financial and operating results of the Partnership’s predecessor, Enviva, LP (the “Predecessor”).

Summary Financial Information

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Predecessor	Enviva Partners, LP Pro Forma (2)	Predecessor	Enviva Partners, LP Pro Forma (2)
	(unaudited)
	(in thousands)
Revenue	$72,151	$114,313	$66,498	$104,772
Adjusted gross margin	$7,857	$19,084	$5,845	$15,109
Income (loss) from operations	$(111)	$8,321	$(1,060)	$5,042
Net income (loss)	$(2,024)	$5,600	$(3,357)	$(4,804)
Adjusted EBITDA (1)		$16,058		$12,340
Distributable cash flow (1)		$12,488		$7,439
Tons sold (metric tons)		583		523

(1)         See “Non-GAAP Financial Measures” below.

(2)         Applicable pro forma amounts presented in the table above assume the Partnership’s initial public offering and related formation transactions, including borrowings under the Partnership’s new $199.5 million senior secured credit facilities, had closed on January 1, 2014.

“We are pleased with the solid performance demonstrated by the Partnership in the first quarter of 2015,” stated John Keppler, Chairman and Chief Executive Officer.  “Our results during the quarter demonstrate the stability of cash flows generated by our geographically diversified base of operating assets and reflect our ability to deliver strong financial results even amid slightly higher than expected seasonality.”

“On a pro forma basis, we generated revenues of $114.3 million.  We were able to increase pro forma revenues at a high, single-digit rate of growth when compared to the first quarter of 2014, made possible by improved production levels.  Total wood pellet sales in the first quarter of 2015 of 583 thousand metric tons were up approximately 10 percent over the same period in 2014.  Adjusted EBITDA improved in the first quarter of 2015 compared to the corresponding period in 2014 due to increased revenue, a stable fixed-cost position, and a favorable mix of customer off-take and marine shipping contract pricing.”

Pro forma distributable cash flow was $12.5 million for the first quarter of 2015.  As detailed in the Partnership’s prospectus, beginning with the quarter ending June 30, 2015, the Partnership expects to make a minimum quarterly distribution of $0.4125 per common unit and subordinated unit, pro-rated for the period that the Partnership was publicly traded.  Based on the total of 23,810,276 common and subordinated units issued and outstanding as of the closing of the IPO, distribution coverage on the minimum quarterly distribution (without pro-ration) would have exceeded our target of 1.15 times for the first quarter of 2015 on a pro forma basis.

“Pro forma distributable cash flow also was very strong,” said Mr. Keppler. “For the quarter, maintenance capital expenses were in line with expectations and the tail of the construction capital expenditures we saw in the prior Q1 is now well behind us.”

Liquidity and Financial Position

The formation and capital transactions described below, including the contribution of cash to the Partnership by Enviva Holdings, LP (the “Sponsor”) with Enviva Pellets Cottondale, LLC, had the net effect of increasing the Predecessor’s cash on hand at the end of the first quarter of 2015 by $62.8 million.  Total cash on hand is available for general partnership purposes, including potential acquisitions.

2015 Outlook and Guidance

The Partnership’s net income for the year ending December 31, 2015 (pro forma for the formation and capital transactions described below) is expected to be in the range of $17.0 million to $21.0 million.

The Partnership expects adjusted EBITDA for the year ending December 31, 2015 to be in the range of $61.0 million to $65.0 million, maintenance capital expenditures to be in the range of $3.0 million to $3.5 million, and cash interest expense to be in the range of $9.5 million to $10.0 million (on a pro forma basis had the new Senior Secured Credit Facilities (as defined below) been outstanding for the full year).  As mentioned above, the Partnership anticipates that a pro-rated distribution for the second quarter will be paid in August 2015 in respect of the period from the IPO closing date of May 4, 2015 through June 30, 2015.

Sponsor Activity

Our Sponsor currently controls a fully operational pellet manufacturing facility in Southampton County, VA (the “Southampton plant”), from which the Partnership currently purchases pellets at its Port of Chesapeake terminal on a fixed-price basis pursuant to a biomass purchase and sale agreement.  The Partnership expects to be able to acquire this plant, accompanied by a ten-year, 500,000 metric tons per year (“MTPY”) off-take agreement, in late 2015.

Our Sponsor has informed us that it is on schedule with the construction of another approximately 500,000 MTPY production plant in Sampson County, NC and a deep-water marine terminal in Wilmington, NC with wood pellet throughput capacity of 2,000,000 MTPY.  Both facilities are expected to begin operations in the first quarter of 2016 and the production plant is expected to ramp up to its full production capacity over the ensuing six months.  The Partnership expects to have the opportunity to acquire the production plant, together with a ten-year, 420,000 MTPY off-take agreement, in late 2016 and the port in 2017.

IRS Proposed Regulations on Qualifying Income

On May 5, 2015, the Internal Revenue Service (the “IRS”) and U.S. Department of Treasury (“Treasury”) issued proposed regulations under Section 7704(d)(1)(E) of the Internal Revenue

Code of 1986, as amended (the “Code”), addressing the scope of qualifying income from the processing, refining, and transportation of minerals or natural resources (the “Proposed Regulations”).  Section 7704 of the Code provides that a publicly traded partnership is treated as a corporation unless 90 percent or more of its income meets the “qualifying income requirement.”  The Predecessor requested and obtained a favorable private letter ruling from the IRS in 2011 to the effect that, based on the facts presented in the private letter ruling request, its income from processing timber feedstocks into pellets and transporting, storing, marketing, and distributing such timber feedstocks and wood pellets constitutes “qualifying income” within the meaning of Section 7704 of the Code.  The Proposed Regulations explicitly reaffirm that the Partnership’s timber feedstock and wood pellet activities generate qualifying income.

Formation and Capital Transactions

On April 9, 2015, in connection with the closing of the Partnership’s new $199.5 million senior secured credit facilities (the “Senior Secured Credit Facilities”), the Partnership, the Predecessor, and the Sponsor executed a series of transactions that were accounted for as common control transactions (referred to as the “Reorganization”).

Under a contribution agreement, the Predecessor conveyed 100 percent of the issued and outstanding limited liability company interest in Enviva Pellets Southampton, LLC, which owns the Southampton plant, to a joint venture operated by the Sponsor (the “Hancock JV”).

Under a separate contribution agreement by and among the Sponsor and affiliates of the Sponsor, the Predecessor, and the Partnership, the parties executed the following transactions:

•                  the Predecessor distributed cash and cash equivalents of $1.7 million and accounts receivable of $2.4 million to the Sponsor;

•                  the Sponsor contributed 100 percent of its limited liability interest in Enviva Pellets Cottondale, LLC, which owns a wood pellet production plant in Cottondale, Florida, to the Partnership; and

•                  the Sponsor contributed its interest in the Predecessor and Enviva GP, LLC to the Partnership.

On April 9, 2015, the Partnership entered into a biomass purchase and sale agreement, pursuant to which the Hancock JV sells to the Partnership wood pellets sourced from the production at the Southampton plant on a fixed-price basis.  The wood pellets purchased from the Hancock JV are sold to the Partnership’s customers under existing off-take contracts.

The Partnership entered into the credit agreement providing for the Senior Secured Credit Facilities and used $82.2 million of the proceeds to repay all outstanding indebtedness under the Predecessor’s pre-existing senior secured credit facility and related accrued interest.

As a result of the Reorganization, the Partnership is the owner of the Predecessor, Enviva GP, LLC, and Enviva Pellets Cottondale, LLC.

On May 4, 2015, the Partnership completed the IPO.  The IPO’s net proceeds of approximately $215.1 million, after deducting the underwriting discount, structuring fee, and estimated offering expenses, were used to (i) repay existing subsidiary debt in the amount of approximately $83.0 million and (ii) distribute approximately $86.7 million to the Sponsor related to its contribution of assets to the Partnership in connection with the IPO, with the Partnership retaining $45.4 million for general partnership purposes.

At the closing of the IPO on May 4, 2015, the consolidated financial statements of the Predecessor became the consolidated financial statements of the Partnership.

Conference Call

The Partnership will host a conference call with executive management related to its first quarter 2015 results at 10:00 a.m. (Eastern Time) on Thursday, June 4, 2015.  Information on how interested parties may listen to the conference call is available in the Investor Relations section of our website (www.envivapartners.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded, growth-oriented master limited partnership.  Enviva Partners is the world’s largest supplier by production capacity of utility-grade wood pellets to major power generators serving customers in Europe, Asia, and the United States.  Enviva Partners owns and operates midstream fuel processing and logistics assets, including five wood pellet production plants in the Southeastern U.S. that have a combined wood pellet production capacity of approximately 1.7 million metric tons per year and a dry-bulk, deep-water marine terminal at the Port of Chesapeake, VA.  In addition to exports from this Mid-Atlantic terminal, Enviva Partners maintains export terminal operations in Mobile, Alabama and Panama City, Florida.  To learn more about Enviva Partners, please visit our website at www.envivapartners.com.

Investor Contact:

Stephen F. Reeves

(240) 482-3856

ir@envivapartners.com

Non-GAAP Financial Measures

We view adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow as important indicators of performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin per metric ton as gross margin per metric ton excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss, excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash equity compensation, and asset impairments and disposals.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less cash paid for interest and maintenance and expansion capital expenditures.  Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information regarding the relationship between our financial operating performance and our ability to make cash distributions.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Enviva Partners, LP Pro Forma
	Three Months Ended March 31,
	2015	2014
	(unaudited)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	583	523
Gross margin	$12,078	$7,982
Depreciation and amortization (1)	7,006	7,127
Adjusted gross margin	$19,084	$15,109
Adjusted gross margin per metric ton	$32.73	$28.89

(1)         Excludes depreciation of office furniture and equipment. Such amount is included in general and administrative expenses.

	Enviva Partners, LP Pro Forma
	Three Months Ended March 31,
	2015	2014
	(unaudited)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income (loss):
Net income (loss)	$5,600	$(4,804)
Add:
Depreciation and amortization	7,017	7,135
Interest expense	2,727	2,736
Early retirement of debt obligation	—	7,248
Purchase accounting adjustment to inventory	697	—
Non-cash equity compensation	—	1
Income tax expense	4	4
Asset impairments and disposals	13	20
Adjusted EBITDA	$16,058	$12,340
Less:
Cash interest expense	2,349	2,392
Expansion capital expenditures	496	2,509
Maintenance capital expenditures	725	—
Distributable cash flow	$12,488	$7,439

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the year ending December 31, 2015 (in millions):

Year Ending December 31, 2015
Estimated net income	$17.0-21.0
Add:
Depreciation and amortization	26.1
Interest expense	11.0
Early retirement of debt obligation	4.7
Purchase accounting adjustment to inventory	0.7
Non-cash equity compensation	1.3
Income tax expense	0.1
Asset impairments and disposals	0.1
Estimated adjusted EBITDA	$61.0-65.0

Pro Forma Statements of Operations

Applicable pro forma amounts presented in the table below combine the unaudited historical results of the Predecessor, the results of the Partnership’s initial public offering, and the related formation and capital transactions described above, including borrowings under the Partnership’s new $199.5 million Senior Secured Credit Facilities, as if such transactions had closed on January 1, 2014.

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Predecessor	Adjustments	Enviva Partners, LP Pro Forma	Predecessor	Adjustments	Enviva Partners, LP Pro Forma
	(unaudited)
	(in thousands)
Product sales	$70,983	$42,598	$113,581	$65,818	$38,117	$103,935
Other revenue	1,168	(436)	732	680	157	837
Net revenue	72,151	42,162	114,313	66,498	38,274	104,772
Costs of goods sold, excluding depreciation and amortization	64,294	30,935	95,229	60,653	29,010	89,663
Depreciation and amortization	4,658	2,348	7,006	4,846	2,281	7,127
Total cost of goods sold	68,952	33,283	102,235	65,499	31,291	96,790
Gross margin	3,199	8,879	12,078	999	6,983	7,982
General and administrative expenses	3,310	447	3,757	2,059	881	2,940
(Loss) income from operations	(111)	8,432	8,321	(1,060)	6,102	5,042
Interest expense	(1,916)	(811)	(2,727)	(2,228)	(508)	(2,736)
Early retirement of debt obligation	—	—	—	(73)	(7,175)	(7,248)
Other income	3	3	6	4	134	138
Net income (loss)	$(2,024)	$7,624	$5,600	$(3,357)	$(1,447)	$(4,804)

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning expected results for the year ending December 31, 2015, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its Sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding;

(ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of a delivery of products; (xviii) changes in the price and availability of transportation; and (xix) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the prospectus filed on April 29, 2015 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA, LP AND SUBSIDIARIES (PREDECESSOR)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$5,646	$592
Accounts receivable, net	24,560	21,998
Inventories	18,633	18,064
Restricted cash	7,640	11,640
Deferred issuance costs	4,952	4,052
Prepaid expenses and other current assets	1,470	1,734
Total current assets	62,901	58,080

Property, plant and equipment, net	312,276	316,259
Intangible assets, net	695	722
Goodwill	4,879	4,879
Debt issuance costs, net	3,247	3,594
Other long-term assets	715	955
Total assets	$384,713	$384,489

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$7,257	$4,013
Related party payable	5,639	2,354
Accrued liabilities	8,864	8,159
Deferred revenue	79	60
Current portion of interest payable	15	73
Current portion of long-term debt and capital lease obligations	9,514	10,237
Total current liabilities	31,368	24,896

Long-term debt and capital lease obligations	77,960	83,838
Interest payable	616	572
Interest rate swap derivatives	124	101
Other long-term liabilities	548	554
Total liabilities	110,616	109,961
Commitments and contingencies

Partners’ capital:
Capital attributable to Enviva Holdings, LP	271,072	271,495
Noncontrolling partners’ interests	3,025	3,033
Total partners’ capital	274,097	274,528
Total liabilities and partners’ capital	$384,713	$384,489

ENVIVA, LP AND SUBSIDIARIES (PREDECESSOR)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Product sales	$70,983	$65,818
Other revenue	1,168	680
Net revenue	72,151	66,498
Cost of goods sold, excluding depreciation and amortization	64,294	60,653
Depreciation and amortization	4,658	4,846
Total cost of goods sold	68,952	65,499
Gross margin	3,199	999
General and administrative expenses	3,310	2,059
Loss from operations	(111)	(1,060)
Other income (expense):
Interest expense	(1,916)	(2,228)
Other income (expense)	3	(69)
Total other expense, net	(1,913)	(2,297)
Net loss	(2,024)	(3,357)
Less net loss attributable to noncontrolling partners’ interests	8	21
Net loss attributable to Enviva, LP	$(2,016)	$(3,336)

ENVIVA, LP AND SUBSIDIARIES (PREDECESSOR)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,024)	$(3,357)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,669	4,854
Amortization of debt issuance costs and original issue discount	505	505
General and administrative expense incurred by Enviva Holdings, LP	475	—
Early retirement of debt obligation	—	73
Loss (gain) on disposals of property, plant and equipment	18	(8)
Share-based compensation	—	1
Change in fair value of interest rate swap derivatives	23	(11)
Change in operating assets and liabilities:
Accounts receivable	(2,563)	(6,880)
Prepaid expenses and other assets	483	1,889
Inventories	(460)	3,364
Other long-term assets	240	121
Accounts payable and accrued liabilities	7,689	1,243
Accrued interest	(14)	45
Deferred revenue	19	(218)
Other current liabilities	25	—
Other long-term liabilities	—	258
Net cash provided by operating activities	9,085	1,879

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,272)	(8,278)
Restricted cash	—	(49)
Proceeds from the sale of equipment	—	25
Net cash used in investing activities	(1,272)	(8,302)

Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(12,759)	(595)
Cash restricted for debt service	4,000	(2,300)
Proceeds from debt issuance	6,000	15,000
Net cash (used in) provided by financing activities	(2,759)	12,105
Net increase in cash and cash equivalents	5,054	5,682
Cash and cash equivalents, beginning of period	592	3,558
Cash and cash equivalents, end of period	$5,646	$9,240

Non-cash investing and financing activities:
The Company acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$351	$4,301
Property, plant and equipment acquired under capital leases	—	290
Financed insurance	—	1,711
Depreciation capitalized to inventories	109	163
Early retirement of debt obligation:
Deposit applied to principal outstanding under promissory note	—	391
Deposit applied to accrued interest under promissory note	—	154
Non-cash capital contributions from Enviva Holdings, LP	1,118	543
Supplemental information:
Interest paid	$1,401	$1,688